                                                                    Exhibit 18.1

                   LETTER FROM DELOITTE & TOUCHE LLP REGARDING
                        CHANGE IN ACCOUNTING PRINCIPLES

November 5, 2002

Datatec Systems, Inc.
23 Madison Road
Fairfield, NJ  07004

Dear Sirs/Madams:

At your request, we have read the description  included in your Quarterly Report on Form 10-Q to the  Securities  and Exchange  Commission  for the quarter ended
July 31,  2002,  of the facts  relating  to the  change in method of  estimating
progress   toward   completion   of  a   contract   accounted   for   under  the
percentage-of-completion  method of accounting.  Under the previous method,  the percentage of direct labor incurred to date to total estimated  direct labor was used to  determine a  contract's  percentage  of  completion  (efforts  expended method),  while under the new method,  the percentage of total costs incurred to date to total  estimated  costs is used to determine a contract's  percentage of completion  (cost-to-cost  method). We believe, on the basis of the facts so set forth and other  information  furnished  to us by  appropriate  officials of the
Company,  that  the  accounting  change  described  in your  Form  10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any  consolidated  financial  statements of Datatec Systems,
Inc.  and  its  consolidated  subsidiaries  as of any  date  or for  any  period subsequent to April 30, 2002. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned  Form 10-Q, on the related  information  furnished to us by officials of the Company, or on the financial  position,  results of operations,  or cash flows of Datatec  Systems,
Inc.  and  its  consolidated  subsidiaries  as of any  date  or for  any  period subsequent to April 30, 2002.

Yours truly,
\\Deloitte & Touche LLP\\